EXHIBIT 99.1

GOODRICH PETROLEUM ANNOUNCES

SECOND QUARTER 2003 FINANCIAL AND OPERATING RESULTS

Houston, Texas/Shreveport, Louisiana—August 13, 2003. Goodrich Petroleum Corporation today announced financial and operating results for the second quarter ended June 30, 2003, and also provided an operational update on its recent drilling activities.

QUARTERLY FINANCIAL RESULTS. Total revenues for the three months ended June 30, 2003 amounted to $7,883,000 versus $4,308,000 for the three months ended June 30, 2002. This increase resulted from higher prices for oil and gas as well as an increase in gas production volumes, partially offset by a decline in oil production volumes. In the second quarter of 2003, prices received by the Company were $6.16 per Mcf of gas and $31.30 per barrel of oil versus prices of $2.85 per Mcf of gas and $24.63 per barrel of oil in the second quarter of 2002.

In the three months ended June 30, 2003, the Company reported net income of $1,212,000, or $.07 per share, compared to a net loss of $780,000 ($.04 per share) in the prior year period. After giving effect to preferred stock dividends of $158,000, net income applicable to common stock was $1,054,000, or $.06 per share, in the second quarter of 2003 compared to a net loss of $949,000 ($.05 per share) in the prior year period.

Net cash flow from operations, before changes in working capital, was $4,712,000 in the three months ended June 30, 2003 compared to $114,000 in the three months ended June 30, 2002. Net changes in current assets and current liabilities resulted in a further $859,000 increase in working capital in the three months ended June 30, 2003 compared to a $131,000 increase in the three months ended June 30, 2002 (see accompanying table for a reconciliation of net cash flow from operations before changes in working capital, a non-GAAP measure, to net cash provided by operating activities).

YEAR-TO-DATE FINANCIAL RESULTS. Total revenues for the six months ended June 30, 2003 amounted to $14,961,000 versus $9,008,000 for the six months ended June 30, 2002. This increase resulted from higher prices for oil and gas as well as an increase in gas production volumes, partially offset by a decline in oil production volumes. In the six months ended June 30, 2003, prices received by the Company were $5.23 per Mcf of gas and $31.98 per barrel of oil versus prices of $2.76 per Mcf of gas and $22.33 per barrel of oil in the six months ended June 30, 2002.

In the six months ended June 30, 2003, the Company reported net income, before cumulative effect of change in accounting principle, of $1,774,000, or $.10 per share, compared to net income of $482,000, or $.03 per share, in the prior year period. Due to the adoption of a new accounting standard for asset retirement obligations, the Company recorded a cumulative effect of change in accounting principle amounting to $205,000 ($.01 per share) in the first quarter of 2003 reducing net income, before preferred stock dividends, to $1,569,000, or $.09 per share. After giving effect to preferred stock dividends of $317,000, net income applicable to common stock was $1,252,000, or $.07 per share, in the six months ended June 30, 2003 compared to $159,000, or $.01 per share, in the prior year period.

Net income in the six months ended June 30, 2003 was negatively impacted by dry hole expense of $675,000 as well as by the Company recording non-cash charges to general and administrative expense of $403,000 related to the February 2003 issuance of 125,157 shares of common stock in lieu of cancelled stock options and $67,000 related to the initial vesting of employee stock awards of 150,000 shares of restricted common stock. Net income in the six months ended June 30, 2002 was positively impacted by non-operating gains on sales of oil and gas properties of $2,924,000, primarily resulting from the sale of a 30% interest in the Company’s Burrwood/West Delta fields in March 2002 for net proceeds of $12 million.

YEAR-TO-DATE CASH FLOW. Net cash flow from operations, before changes in working capital, was $7,811,000 in the six months ended June 30, 2003 compared to $1,011,000 in the six months ended June 30, 2002. Net changes in current assets and current liabilities resulted in a $1,613,000 decrease in working capital in the six months ended June 30, 2003 compared to a $802,000 increase in the six months ended June 30, 2002 (see accompanying table for a reconciliation of net cash flow from operations before changes in working capital, a non-GAAP measure, to net cash provided by operating activities).

Net cash used in investing activities was $10,389,000 in the six months ended June 30, 2003 compared to net cash provided by investing activities of $10,923,000 in the six months ended June 30, 2002. In the six months ended June 30, 2003, capital expenditures totaled $10,672,000 as the Company participated in the drilling of five new wells in its Burrwood/West Delta and Lafitte fields (four of which were successfully completed). In the same period, the Company sold its interests in the South Drew field in Louisiana and a property in the Ackerly field in Texas for gross proceeds of $284,000. In the six months ended June 30, 2002, total capital expenditures were $1,980,000, which were more than offset by proceeds from property sales of $12,903,000, primarily due to the sale of an interest in the Company’s Burrwood/West Delta fields.

Net cash provided by financing activities was $975,000 in the six months ended June 30, 2003 compared to net cash used in financing activities of $12,474,000 in the six months ended June 30, 2002. In the six months ended June 30, 2003, net borrowings under the Company’s senior credit facility provided cash of $1,500,000 toward funding of capital expenditures, while preferred stock dividends and production payments required cash of $535,000. In the six months ended June 30, 2002, net repayments under the Company’s senior credit facility reduced cash by $12,000,000, while preferred stock dividends and production payments required additional cash of $502,000. The cash resources for the net debt repayments in the six months ended June 30, 2002 were provided by the sale of an interest in the Company’s Burrwood/West Delta fields.

For the full year 2003, the Company anticipates making capital expenditures totaling approximately $20 million, which will be primarily directed toward the drilling of up to fifteen gross wells. The Company expects to finance its capital expenditures out of operating cash flow and borrowing capacity under its senior credit facility. As of June 30, 2003, borrowings outstanding under the credit facility were $20,000,000 against a borrowing base of $23,000,000. The Company anticipates that the next borrowing base redetermination will be performed in the third quarter of 2003 once the Company’s lender completes its evaluation of production information on several new oil and gas wells completed in the first and second quarters of 2003.

PRODUCTION. Production for the second quarter of 2003 was an average daily rate of 15,002 Mcfe compared to an average daily rate of 12,838 Mcfe for the second quarter of 2002. Natural gas production volumes increased in the second quarter of 2003 to 748,113 Mcf from the second quarter 2002 level of 487,903 Mcf, while oil production volumes declined to 102,859 barrels from 113,400 barrels.

OPERATIONS UPDATE. Burrwood/West Delta Fields. In late June 2003, the Company announced the successful completion of an exploratory well on its Tunney prospect, State Lease 17203 No.1, in the West Delta 83 field in Plaquemines Parish, Louisiana. The well is currently producing at a gross rate of approximately 6,100 Mcf of gas and 1,100 barrels of condensate per day. The Company is producing the well at a reduced rate while waiting on additional surface production equipment to be installed, which is expected to be completed in late August. At that time, the Company anticipates gradually increasing production volumes and ultimately projects gross production of approximately 12,000 Mcf of gas and 1,800 barrels of condensate per day. The Company owns an approximate 46% working interest in the currently producing OJ reservoir, however, its working interest will revert to approximately 35% at payout. The Company owns an approximate 46% working interest in the remaining productive zones in the well.

OTHER INFORMATION. In this press release, the Company refers to a non-GAAP financial measure called net cash flow from operations before changes in working capital because of management’s belief that this measure is a financial indicator of the Company’s ability to internally generate operating funds. Management also believes that this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation and investment recommendations of companies within the oil and gas exploration and production industry. Net cash flow from operations before changes in working capital should not be considered an alternative to net cash provided by operating activities, as defined by GAAP.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.

Selected Income Data	Three Months Ended June 30,
	2003	2002
Total Revenues	$7,882,740	$4,308,024

Lease Operating Expense	1,511,104	2,038,770
Production Taxes	515,959	402,158
Depletion, Depreciation and Amortization	1,608,391	1,247,873
Exploration	891,481	314,662
General and Administrative	1,088,901	1,377,284
Interest Expense	186,354	215,423
Gain (Loss) on Sale of Asset	(216,185)	87,700

Income Before Income Taxes	1,864,365	(1,200,446)
Income Taxes	652,028	(420,156)

Net Income (Loss)	1,212,337	(780,290)
Preferred Stock Dividends	158,366	168,223

Net Income (Loss) Applicable to Common Stock	$1,053,971	$(948,513)

Income (Loss) Per Common Share—Basic
Net Income (Loss)	$0.07	$(0.04)

Net Income (Loss) Applicable to Common Stock	$0.06	$(0.05)

Income (Loss) Per Common Share—Diluted
Net Income (Loss)	$0.06	$(0.04)

Net Income (Loss) Applicable to Common Stock	$0.05	$(0.05)

Average Common Shares (Basic)	18,040,141	17,907,380
Average Common Shares (Diluted)	20,353,013	17,907,380

Selected Cash Flow Data
Operating cash flow, before changes in working capital (non GAAP)	$4,711,979	$113,691
Net changes in working capital	858,595	130,671

Net cash provided by operating activities (GAAP)	$5,570,574	$244,362

Selected Operating Data
Net Natural Gas Produced (Mcf)	748,113	487,903
Average Price Per Mcf	$6.16	$2.85
Net Crude Oil Produced (Bbl)	102,859	113,400
Average Price Per Bbl	$31.30	$24.63

Selected Income Data	Six Months Ended June 30,
	2003	2002
Total Revenues	$14,961,219	$9,007,706

Lease Operating Expense	3,268,289	4,025,818
Production Taxes	1,046,863	801,747
Depletion, Depreciation and Amortization	3,185,630	2,851,174
Exploration	1,444,953	760,420
General and Administrative	2,627,346	2,220,027
Interest Expense	421,851	531,840
Gain (Loss) on Sale of Asset	(237,267)	2,924,201

Income Before Income Taxes	2,729,020	740,881
Income Taxes	954,657	259,308

Income Before Cumulative Effect	1,774,363	481,573
Cumulative Effect of Change in Accounting Principle	(205,293)	—

Net Income	1,569,070	481,573
Preferred Stock Dividends	316,732	323,021

Net Income Applicable to Common Stock	$1,252,338	$158,552

Income Per Common Share—Basic
Income Before Cumulative Effect	$0.10	$0.03
Cumulative Effect of Change in Accounting Principle	(0.01)	—

Net Income	$0.09	$0.03

Net Income Applicable to Common Stock	$0.07	$0.01

Income Per Common Share—Diluted
Income Before Cumulative Effect	$0.09	$0.02
Cumulative Effect of Change in Accounting Principle	(0.01)	—

Net Income	$0.08	$0.02

Net Income Applicable to Common Stock	$0.06	$0.01

Average Common Shares (Basic)	18,005,931	17,901,868
Average Common Shares (Diluted)	20,239,856	20,272,839

Selected Cash Flow Data
Operating cash flow, before changes in working capital (non GAAP)	$7,811,231	$1,011,395
Net changes in working capital	(1,612,651)	802,490

Net cash provided by operating activities (GAAP)	$6,198,580	$1,813,885

Selected Operating Data
Net Natural Gas Produced (Mcf)	1,479,142	1,220,085
Average Price Per Mcf	$5.23	$2.76
Net Crude Oil Produced (Bbl)	213,625	246,980
Average Price Per Bbl	$31.98	$22.33